As filed with the Securities and Exchange Commission on August 8, 2016

811-______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   XAI Octagon Credit Opportunities Alternative Registered Trust – Brokerage Feeder

Address of Principal Business Office:

321 North Clark Street #2430
Chicago, Illinois 60654

Telephone Number:

(312) 374-6932

Name and address of agent for service of process:

John P. McGarrity
XAI Octagon Credit Opportunities Alternative Registered Trust – Brokerage Feeder
321 North Clark Street #2430
Chicago, Illinois 60654

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES [ X ]      NO [   ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago in the State of Illinois on the 8th day of August, 2016.

XAI OCTAGON CREDIT OPPORTUNITIES ALTERNATIVE REGISTERED TRUST – BROKERAGE FEEDER

By:	/s/ Theodore J. Brombach
Theodore J. Brombach
Sole Trustee

Attest:	/s/ John P. McGarrity
John P. McGarrity
Authorized Person
(Managing Director of XA Investments LLC)

2